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                                  Exhibit 12
                               IOS CAPITAL, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

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
                                                                               Fiscal Year Ended September 30
                                                                  ----------------------------------------------------------
                                                                    2000        1999         1998        1997        1996
                                                                  --------    --------    ---------    --------    ---------
Earnings
  Income from continuing operations                               $ 79,416    $ 88,327    $  63,122    $ 42,581    $ 31,512
  Add:
    Provision for income taxes................................      48,446      54,910       46,194      28,984      23,150
    Fixed charges.............................................     151,822     121,531      115,699      89,560      63,538
                                                                  --------    --------    ---------    --------    --------

  Earnings, as adjusted (A)...................................    $279,684    $264,768    $ 225,015    $161,125    $118,200
                                                                  ========    ========    =========    ========    ========

Fixed charges
  Other interest expense, including interest on capital
   leases.....................................................    $151,295    $120,917    $ 115,026    $ 88,941    $ 63,125
  Estimated interest component of rental expense..............         527         614          673         619         413
                                                                  --------    --------    ---------    --------    --------

  Total fixed charges (B).....................................    $151,822    $121,531    $115 ,699    $ 89,560    $ 63,538
                                                                  ========    ========    =========    ========    ========

Ratio of earnings to fixed charges
  (A) divided by (B)..........................................         1.8         2.2          1.9         1.8         1.9
                                                                  ========    ========    =========    ========    ========
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